Exhibit 15

LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 27, 2005

Northrop Grumman Corporation

1840 Century Park East

Los Angeles, California

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the periods ended March 31, 2005 and 2004, as indicated in our report dated April 27, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, is incorporated by reference in Registration Statement Nos. 033-59815, 033-59853, 333-03959, 333-68003, 333-67266, 333-61936, 333-100179, 333-107734 and 333-121104 on Form S-8; Registration Statement Nos. 333-78251, 333-85633, 333-71290, and 333-77056 on Form S-3; and Registration Statement Nos. 333-40862, 333-54800, and 333-83672 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California